SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT
              Pursuant to Section 13 or 15(d) of the Securities
                           Exchange Act of 1934


  Date of Report (Date of earliest event reported): October 2, 2003


                            SONEX RESEARCH, INC.
              (Exact name of registrant as specified in Charter)


         Maryland                  0-14465                52-1188993
      (State or other           (Commision file         (IRS employer
      jurisdiction of               number)           identification no.)
       incorporation)



                    23 Hudson Street, Annapolis, MD 21401
                   (Address of principal executive offices)


                              (410) 266-5556
             (Registrant's telephone number, including area code)


                                    N/A
         (Former name or former address, if changed since last report)

















ITEM 5. - OTHER EVENTS AND REGULATION FD DISCLOSURE


On October 2, 2003, the Registrant posted the following news announcement on its website (www.sonexresearch.com):




SONEX RECEIVES $165,000 MILITARY CONTRACT FOR UAV HEAVY FUEL ENGINE CONVERSION

             Filed with the SEC as a Current Report on Form 8-K and
                posted to the Sonex website www.sonexresearch.com


ANNAPOLIS, MARYLAND, October 2, 2003 - SONEX RESEARCH, INC. (OTC BB: SONX) announced that it has been awarded a military contract for approximately $165,000 to develop a combustion system to convert two small gasoline engines to start and operate on standard military kerosene-based fuels (also referred to as "heavy fuels") for potential use in unmanned aerial vehicles (UAVs). The name of the military customer and other contract details were not disclosed.

The Department of Defense (DoD) now requires engines used in UAVs and other military applications for which gasoline storage and use are undesirable, to operate on less volatile, kerosene-based heavy fuels to reduce the hazard associated with gasoline. Sonex will design and develop a heavy fuel engine
(HFE) conversion process for the two lightweight, two-stroke, spark-ignited (SI) gasoline engines based on the patented Sonex Combustion System (SCS) modified combustion chamber design and proprietary starting system for two-stroke SI engines.

At its 2003 Annual Meeting of Shareholders held on September 16, 2003, Sonex revealed strategic initiatives now taking shape, particularly with respect to plans for increasing the Company's profile within the DoD for SCS engine technology. Sonex is promoting the SCS process as an enabling factor for heavy fuel conversions, thereby creating a U.S.-based core defense systems capability.

In addition to this new contract award, Sonex has been working under a prime contract from the Defense Advanced Research Projects Agency (DARPA) on an SCS piston design using the Sonex Controlled Auto Ignition (SCAI) combustion process. The SCAI is applicable to low compression ratio, direct injected engines to enable auto-ignition and combustion with high rates of heat release for a variety of fuels to achieve reduced emissions and increased fuel economy in un-throttled, lightweight engines.

The DARPA effort calls for the conversion of an existing six-cylinder, SI, four-stroke, automotive engine from gasoline operation to heavy fuel operation through a custom common rail fuel injection system and an SCAI piston design. DARPA may consider this route to achieve an HFE for potential use in a developmental UAV or other engine applications. The SCAI process for four-stroke engines achieves sparkless ignition-combustion of the heavy fuel without raising the compression ratio to the levels found in diesel engines. As a result, the inherent light weight of the gasoline engine is preserved and peak combustion pressures are limited to those of gasoline operation.

Sonex, in other ongoing programs, has been applying SCS piston designs to achieve in-cylinder control of ignition and combustion for increased fuel mileage and reduced emissions in vehicular engines. Under funding from the Department of Energy (DOE) Sonex is now developing a piston design for an automotive diesel engine application. Outcomes from the current programs with DOE on diesel fuel and DARPA on heavy fuel could validate SCS technology for application to gasoline powered automotive engines. With the SCAI combustion process, Sonex hopes to enable gasoline direct injected (GDI) automobile engines, currently manufactured and sold only in markets outside the U.S. due to high emissions, to become emissions compliant in the U.S. while providing fuel consumption benefits.


Contact: George E. Ponticas, CFO. Tel: 410-266-5556; email: sonex@erols.com; website www.sonexresearch.com



About Sonex

Sonex Research, Inc., a leader in the field of combustion technology, is developing its patented Sonex Combustion System (SCS) piston-based technology for in-cylinder control of ignition and combustion, designed to increase fuel mileage and reduce emissions of internal combustion engines. Sonex plans to complete development, commercialize and market its Sonex Controlled Auto Ignition (SCAI) combustion process to the automotive industry to improve fuel efficiency of gasoline powered vehicles in response to forthcoming increases in national vehicle fuel mileage standards. Additionally, independent third-party testing has confirmed the potential of the SCS application for direct-injected diesel engines to reduce harmful soot in-cylinder without increasing fuel consumption. Other SCS designs are being used to convert gasoline engines of various sizes to operate on safer, diesel-type "heavy fuels" for use in military and commercial applications requiring light weight and safe handling and storage of fuel, such as in UAVs (unmanned aerial vehicles).


Caution Regarding Forward-Looking Statements

"Forward-looking" statements contained in this announcement, as well as all publicly disseminated material about the Company, are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act. Such statements are based on current expectations, estimates, projections and assumptions by management with respect to matters such as commercial acceptance of the SCS technology, the impact of competition, and the Company's financial condition or results of operations. Readers are cautioned that such statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. Additional information regarding the risks faced by Sonex is provided in the Company's periodic filings with the Securities and Exchange Commission under the heading "Risk Factors". Such filings are available upon request from the Company or online in the EDGAR database at www.sec.gov.


                                 ###





SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


October 2, 2003

SONEX RESEARCH, INC.
Registrant


/s/ George E. Ponticas
----------------------
George E. Ponticas
Chief Financial Officer